UNITED STATES

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AMREP CORPORATION

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July 31, 2020

To Our Owners:

AMREP Corporation ended fiscal year 2020 with a clear sense of purpose and a strong balance sheet. Despite the coronavirus pandemic and the economic problems that the country currently faces, we expect fiscal year 2021 to be one of considerable progress in our business.

Our goal is to be a leading New Mexico real estate company focused on sustainable long-term success and profitability. Our strategy is to leverage our talented and highly dedicated team of employees to expand our operations through the monetization of our land inventory, acquisition of new land for development, expansion of our new homebuilding business and growing related real estate capabilities in an opportunistic manner. Our goal, strategy and operations are grounded in an overarching intent of generating strong returns on capital and maximizing per share equity value on a long-term basis.

New Mexico, where we own more than 18,000 acres of land, is our primary operational focus. Our land development operations include land entitlement, installation of infrastructure and sales of finished lots to homebuilders. During fiscal year 2020, we launched an organic expansion of our operations with our new internal homebuilder, which will help monetize our land holdings, capture a greater share of the financial returns generated from our subdivisions and enhance our negotiating position when selling lots to external homebuilders. We have retained various mineral rights in New Mexico and Colorado, which are the subject of leases to third parties. We also own office and warehouse buildings in Florida and raw land in Colorado, all of which we are seeking to monetize.

Over the past few years, our significant cash flow and liquidation of non-real estate assets has allowed us to repay outstanding debt, reduce significantly the liability to our frozen pension plan and pursue expanded real estate operations, including land acquisition and development and homebuilding projects, all of which require substantial capital. We plan to continue to monetize our non-core assets and redeploy that capital to increase per share equity value.

Now, as we look to the future, our sole focus is on real estate. We have assembled a small entrepreneurial team with the ability to identify and effectively evaluate the time adjusted risk and profitability of projects – whether in traditional land development or homebuilding, commercial build-to-suit developments or other real estate activities. While still at an early stage, we are proud of their efforts to date and their demonstrated ability to timely deliver on projects. We believe that we can leverage that ability to accelerate the monetization of our Rio Rancho core asset and build a profitable, differentiated real estate company in the Rio Rancho/Albuquerque/Santa Fe area.

We remain grounded in our expectations given our broad experience through many different real estate business cycles. We emphasize thoughtful advance planning and conservatism, which will allow us to weather the inevitable business cycle downturns and provide us with a sound basis to make balanced decisions for short-term results and long-term success. Our advance planning and conservative business principles will guide and inform how we use our cash in these efforts. We regularly evaluate the best use of our funds, including borrowing for projects and capital allocation alternatives. We try to maintain a reasonable level of cash to support our growth plans and new opportunities, and our net cash after deducting outstanding amounts on traditional debt facilities has been stable over the past three years: $13,600,000 as of April 30, 2020, $11,950,000 as of April 30, 2019, $12,200,000 as of April 30, 2018 and $11,800,000 as of April 30, 2017. We believe this stable net cash balance provides us with the optionality to engage in value creation when the right opportunities arise.

For example, when a local builder in Albuquerque was restructuring itself, we were able to invest some of our funds through land banking of finished lots on their behalf. We had the expertise to quickly evaluate the investment and the funds to invest in a low-risk project with a significant percentage return on capital. This process was repeated on a second land banking project. As a result of these investments, we have developed a strong and mutually beneficial relationship with a top regional homebuilder through which we have sourced additional projects, including Mariposa, Tierra Contenta and Lavender Fields as disclosed in our annual report.

AMREP CORPORATION
620 West Germantown Pike, Suite 175 ● Plymouth Meeting, PA 19462

We are also aware that many of the projects we evaluate may take several years to bring to fruition or grow into a significant part of our operation. In the land development business, our historical experience has taught us patience – where acquisition, entitlement, development and sale of land projects may take many years for even a mid-sized project. We factor this requirement for patience into our project evaluations to ensure an appropriate return on capital is achieved for our shareholders. This conservatism makes for a highly selective process so that only the best projects are ultimately pursued. For example, in 2020, we acquired 28 acres of land in Bernalillo County, New Mexico following almost two years of diligence and obtaining of entitlements, and our patience will be further required as we spend the next ten months constructing the subdivision before revenue from the first closing of finished lots will be realized. Similarly, our internal homebuilding operation has been under development with a minimal cash investment for the past two years after we realized that the acquisition of a local production homebuilder was not achievable in the near-term on terms that met our risk/return hurdles – having capital available enabled us to pursue this operational expansion. Our start-up homebuilding operation is well-positioned and we have high hopes for this business in fiscal year 2021 and beyond.

Successfully executing our strategy also requires strong corporate governance. We have an active and informed Board of Directors that both oversees and provides guidance to our management. Our directors own 22.6% of the outstanding shares of AMREP, which ensures alignment of shareholder interests with the execution of our strategy. The Board regularly reviews our corporate governance to determine whether any changes are warranted. For example, we reduced the size of the Board from seven directors in 2010, to six directors in 2011, to five directors in 2013 and to four directors in 2015 to better align the size of the Board with the smaller size of the company. We also reduced director compensation during this period and converted a substantial portion of that compensation from cash to equity.

As we have learned from our evaluations of various real estate projects, listening is one of the keys to resiliency in our business. To that end, we are always happy to engage with our shareholders. Your ideas and viewpoints help to provide additional context for our decision-making and also point out those areas where additional information in our public statements may be helpful to more effectively communicate our strategy and execution plans.

We recognize that you as shareholders are not privy to our project and operational evaluations, including their required cash investments. We can assure you, however, that with our current Board and management team, we intend to use our human talent and financial resources to grow and increase the value of our real estate business, both absolutely and on a per share basis. Our aim is not growth for growth’s sake; rather, it is to build a business with high returns on the capital we employ. In so doing, we will be patient in executing on our strategy but will act quickly when the right opportunities present themselves. We will continue to support a strong entrepreneurial management team, we will evaluate our capital allocation in light of available and planned business opportunities and the possible return of excess capital to shareholders and we will be good stewards of AMREP. We want this to be a business you are proud to own, whose identity is clearly appreciated and which can help you achieve your investment goals as a long-term shareholder.

We appreciate your continued support.

Sincerely,

Christopher V. Vitale President and Chief Executive Officer	Edward B. Cloues, II Chairman of the Board